Exhibit (h)(107)

ALPS ADVISORS, INC.
1290 Broadway, Suite 1100
Denver, CO 80203

July 10, 2015

Mr. Edmund J. Burke
Chairman
Financial Investors Trust
1290 Broadway, Suite 1100
Denver, CO  80203

Re:	ALPS/Metis Global Micro Cap Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms ALPS Advisors, Inc.’s (“ALPS Advisors”) and Metis Global Partners, LLC (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Management Fee” and “Other Expenses” that they are entitled to receive from the Fund.

Agreement to Waive Management Fee and/or Reimburse Fund Expenses

With respect to the Fund’s Class A, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, shareholder services fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), exceed 1.70% for such Class, ALPS Advisors will reduce the Management Fee payable to ALPS Advisors with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  Each of ALPS Advisors and the Sub-Adviser will allocate (for their purposes and not with respect to ALPS Advisors’ waiver and reimbursement obligations to the Fund) the consequences of any such waivers or reimbursement on a pro-rata basis to its respective portion of the overall Management Fee (after payment to the Sub-Adviser of its portion of the Management Fee (the “Sub-Advisory Management Fee”), on the terms as further described herein.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

To the extent ALPS Advisors waives its Management Fees in accordance with the terms hereof, the Sub-Adviser agrees to proportionately waive its Sub-Advisory Management Fee on the basis described above. To the extent the Fund's operating expenses require the parties to reimburse Fund expenses in accordance with the terms hereof, ALPS Advisors agrees that it will reimburse the Fund 100% of the amounts due, including the Sub-Adviser’s pro-rata share. This is subject to the right of ALPS Advisors to recoup from the Sub-Adviser the pro-rata amount (in the ratio as described above) reimbursed on the Sub-Adviser’s behalf, from any future Management Fees that are not subject to waiver, before the Sub-Adviser receives any Sub Advisory Management Fee payments.

Recoupment

ALPS Advisors will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements.  ALPS Advisors will be permitted to recover from the Fund any Management Fees it has waived in connection with the Fund, and ALPS Advisors agrees to remit such recoveries to the Sub-Adviser to the extent the Sub-Adviser is permitted to recover a portion of its Sub-Advisory Management Fee pursuant to the terms hereof.  Notwithstanding the foregoing, the Fund will not be obligated to pay any such waived or reimbursed fees and expenses more than thirty-six months after the end of the fiscal year in which the fee was waived or expense reimbursed.

Fund Liquidation

In the event that the Board of Trustees of the Trust determines to liquidate the Fund per the recommendation of ALPS Advisors and the Sub-Adviser before ALPS Advisors is able to recoup the outstanding cumulative reimbursed amounts attributable to the Sub-Adviser under the terms hereof, the Sub-Adviser agrees to pay ALPS Advisors any outstanding cumulative reimbursed amount. Should the Sub-Adviser desire to recommend liquidation of the Fund unilaterally, ALPS Advisors will solely incur the burden of all waivers and reimbursements described herein beginning from the date of such Board determination.

Term

ALPS Advisors and the Sub-Adviser further agree that such fee waivers and reimbursements for the Fund are effective as of July 8, 2015 and shall continue at least through February 28, 2017.

METIS GLOBAL PARTNERS, LLC

By:	/s/ Machel Allen
Name:	Machel Allen
Title:	President

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

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